UNITED STATES

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Citrix Systems, Inc.

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CITRIX SYSTEMS, INC.

Explanatory Note

Citrix Systems, Inc. (the “Company”) is filing a copy of a slide presentation intended to be used in meetings with stockholders, a letter being sent to stockholders and its feedback statement relating to the Glass Lewis Report on the Company’s 2020 proxy statement.

Spring 2020 Shareholder Engagement

We believe that COVID-19 has changed the way that we will live and work. Citrix’s solutions enable our customers across industries, from healthcare to education and finance, to work securely and remotely across any network, anywhere in the world. Response to COVID-19 We are committed to serving our customers, communities and employees during this challenging time For Our Customers For Our Communities For Our Employees Provided flexible, shorter duration licenses at discounted prices to help our customers – including hospitals and government service providers, such as the US Department of Veterans Affairs – manage through the pandemic Increased funding for corporate citizenship directed donations; committed $17 million to help our employees and communities and created a relief recovery fund for the COVID-19 outbreak; doubled our charitable match for employee donations Directed our global workforce to work from home; extended paid time-off and sick leave benefits; provided $1,000 per employee below VP level to support local restaurants, small businesses or charities and cover expenses related to transitioning to remote work

TOTAL SUBSCRIPTION ANNUALIZED RECURRING REVENUE2 IN MILLIONS $743 Citrix Proxy Highlights Accelerating our Transformation We continue to evolve our business by delivering cloud-based solutions, transitioning to a subscription-based business model, and providing a platform solution with the goal of enhancing value to our customers. Thoughtful Approach to Equity Compensation We believe that stock-based incentive awards help employees focus on accelerating our transformation to a cloud-based subscription business and build a culture of employee ownership. We are asking for shareholder approval of our Second Amended and Restated 2014 Equity Incentive Plan. Executive Compensation We continue to align our executive compensation program with the goals of our business transition and long-term shareholder interests. ESG & Shareholder Engagement We are committed to best-in-class governance and sustainability practices and year-round engagement with shareholders. In 2019, members of the Board and senior management met with investors representing over 32% of shares outstanding to discuss a range of topics. Total Shareholder Return Our total shareholder return over the five-year period ended on December 31, 2019 was approximately 123%, outpacing the S&P 500 and Nasdaq indices.1 Since announcing our accelerated transition to a cloud-based subscription business in July 2019 through the beginning of April 2020, our total shareholder return was approximately 44%1. FY 2019 Business & Financial Highlights SUBSCRIPTION PORTION OF TOTAL PRODUCT BOOKINGS 62% SAAS PORTION OF TOTAL SUBSCRIPTION REVENUE 60% REVENUE IN BILLIONS $3.01 GAAP DILUTED EARNINGS PER SHARE $5.03 (1) Assumes reinvestment of dividends. See Proxy Statement for more details. (2) As of the fourth quarter of 2019. Annualized Recurring Revenue, or ARR, is an operating metric that represents the contracted recurring value of all termed subscriptions normalized to a one-year period. It is calculated at the end of a reporting period by taking each contract’s recurring total contract value and dividing by the length of the contract. ARR includes only active contractually committed, fixed subscription fees. All contracts are annualized, including 30 day offerings where we take monthly recurring revenue multiplied by 12 to annualize. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue.

Equity-based compensation has helped employees focus on accelerating our transformation to a cloud-based subscription business Equity-based compensation aligns employee and shareholder interests Equity-based compensation is crucial to our recruitment and retention strategy The percentage of employees who receive equity grants has increased 3.5x since 2015 Since 2017, at least 85% of the equity granted has been to employees outside of the Executive Leadership Team A reduction in equity-based compensation could require an increase in alternate compensation programs, including cash Thoughtful Approach to Equity Compensation Equity-based incentive awards play an important role in building a culture of employee ownership and helping to attract and retain talent while closely aligning the interests of the company, its employees and shareholders

Overview of Equity Plan Proposal

The Board requests your support to increase the number of shares available for issuance under the 2014 Equity Incentive Plan by 7.9 million shares, which we believe will be sufficient to provide equity incentives for approximately the next 3 years(1)

Historical Dilution and Burn Rate Percentages:			
As of and for the year-ended December 31	**2019**	**2018**	**2017**
Full Dilution(2)	8.3%	13.7%	16.4%
Gross Burn Rate(3)	2.6%	2.9%	2.1%

We manage our equity incentive program thoughtfully

- The Compensation Committee carefully monitors our annual burn rate, total dilution, and equity expense in order to maximize shareholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees and officers

We have a robust stock repurchase program

- During the 20-year period ended 12/31/2019, we repurchased approximately 185 million shares
- From the end of 2019 through April 2020, we have repurchased approximately $1.2 billion worth of shares

Traditional burn rate and dilution calculations do not take into account our repurchase practices

- Our total dilution and burn rate have been impacted by our active stock repurchase program
- Commonly used outside calculations of total dilution and burn rate generally do not take into account how the dilutive effect of equity compensation grants is offset through stock repurchases
- The calculations overstate our burn rate and dilution because the total shares outstanding are reduced by stock buybacks, but the shares granted are not

EQUITY PLAN FEATURES

Designed to serve shareholders' interests and with governance best practices

- ✓ No liberal share counting or "recycling" of shares
- ✓ No reload grants are permitted
- ✓ No "evergreen" provision or automatic share replenishments
- ✓ No discounted options or SARs
- ✓ Limit on shares that may be issued in any year to an individual in the form of certain awards
- ✓ All awards granted under the Plan are subject to our clawback policy

(1) Subject to stock price and other factors.
(2) Full Dilution is calculated as (shares available for grant under our equity incentive plans + shares subject to outstanding equity incentive awards) / (common stock outstanding + shares available for grant under our equity incentive plans + shares subject to outstanding equity incentive awards).
(3) Gross Burn Rate is calculated as (shares subject to equity incentive awards granted / weighted average common shares outstanding).

5 © 2020 Citrix

CITRIX

Based on FY 2019 CEO Compensation. Total target direct compensation includes: (a) 2019 base salary in effect at the end of fiscal year 2019, (b) target 2019 annual variable cash compensation in effect at the end of fiscal year 2019, and (c) grant date fair value of TRSUs and PRSUs granted during fiscal year 2019. Does not include the performance-based awards granted in February 2019 for retention purposes that were forfeited by executives in January 2020 and that are included in the Summary Compensation Table, Grants of Plan-Based Awards Table and Outstanding Equity Awards Table as described in the Proxy Statement. See Citrix’s DEF14A filed with the Securities and Exchange Commission on April 16, 2020 for additional details regarding 2019 CEO compensation. CEO Target Compensation (FY2019) Element Components Description Base Salary Cash Evaluated on an annual basis Annual Cash Incentive Cash 60% Product and Subscription Bookings 30% Non-GAAP Corporate Operating Margin % 10% Cloud Renewal Rate Performance-Based RSUs Based on subscription bookings as a percentage of total product and subscription bookings measured from Jan. 1, 2019 to Dec. 31, 2021 Cliff vest after a three-year period based on rigorous criteria No vesting for performance below threshold and max vesting of 200% Time-Based RSUs Vests in three equal annual installments over a three-year period Pay-for-Performance The Compensation Committee seeks to align the long-term interests of executive officers with those of our shareholders by linking a significant portion of total cash and equity compensation to company performance and value creation CEO Compensation Mix(1) 8% 12% 48% 32% 60% Performance-Based 92% At-Risk Base Salary Annual Cash Incentive PRSU TRSU Long Term Equity-Based Incentive

Aligning Executive Compensation to Strategy Executive Compensation Philosophy The Compensation Committee has taken a thoughtful approach to aligning the metrics of performance-based awards with those that have driven and are expected to continue to drive our business transformation 1 Link a significant portion of executive target compensation directly with company performance Payout opportunity levels for our executive variable cash compensation plan should motivate performance that meets or exceeds our internal financial plan objectives Our compensation program should be flexible to account for the specific challenges facing the company and the company’s strategic initiatives at any given time but maintain a long-term focus on shareholder value creation Our executives should be incentivized to achieve financial goals that are directly tied to our multi-year business strategy and drivers of growth and value creation for our shareholders 2 4 3 Beginning in 2018 and for 2019, the Compensation Committee linked performance-based equity awards with subscription bookings as a percentage of total subscription and product bookings to directly align performance-based awards to the multi-year business transition strategy to a cloud-based subscription business During the second quarter of 2019, Citrix gained significant momentum in its transition to a subscription-based business, creating a unique opportunity for the company to drive the transition at an accelerated pace, which, if successful, would advance long-term value creation for shareholders Beginning in 2020, the Committee determined ARR to be the metric best aligned with the business transition and strategy and added ARR growth as a metric in performance-based equity awards

David J. Henshall President and Chief Executive Officer Senior leadership roles at Citrix, including former COO and CFO Director Since: July 2017 Thomas E. Hogan Member of the Audit Committee Former Chairman and CEO, Kony Former EVP, Hewlett-Packard Director Since: December 2018 Moira A. Kilcoyne Chair of the Technology Committee Former Global Co-CIO, Morgan Stanley Former COO Global Operations, Technology and Data, Morgan Stanley Director Since: June 2018 Peter J. Sacripanti Chair of the Compensation Committee Member of the Governance Committee Chairman Emeritus and Partner, McDermott Will & Emery Director Since: December 2015 J. Donald Sherman (New) Member of the Audit Committee President and COO, HubSpot Former CFO, Akamai Director Since: March 2020 Robert M. Calderoni Chairman of the Board Former Interim CEO and President, Citrix Former Chairman and CEO, Ariba Director Since: June 2014 Nanci E. Caldwell Lead Independent Director Chair of the Governance Committee Member of the Compensation Committee Former EVP and CMO, PeopleSoft Former VP, Hewlett-Packard Director Since: July 2008 Robert D. Daleo Chair of the Audit Committee Member of the Technology Committee Retired Vice Chairman, Thomson Reuters Former EVP and CFO, Thomson Reuters Director Since: May 2013 Murray J. Demo Member of the Audit Committee CFO, Rubrik Former CFO, Atlassian Corporation Former EVP and CFO, Dolby Laboratories Former EVP and CFO, Adobe Director Since: February 2005 Ajei S. Gopal Member of the Compensation Committee Member of the Technology Committee President and CEO, ANSYS Former Interim President and COO, Symantec Director Since: September 2017 Citrix’s Board of Director Nominees Our Directors have the skills and expertise to effectively oversee our business transformation and create long-term value

Important Information In connection with the solicitation of proxies, on April 16, 2020, Citrix filed a definitive proxy statement with the Securities and Exchange Commission in connection with Citrix’s 2020 Annual Meeting of Stockholders. CITRIX STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY CITRIX WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Citrix’s definitive proxy statement and any other materials filed by Citrix with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov. Citrix’s definitive proxy materials are also available for free from Citrix at www.citrix.com under “investor relations” or by contacting MacKenzie Partners, Inc. at (212) 929-5500 or toll-free at 1-800-322-2885. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy materials. Citrix and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Citrix in connection with the 2020 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Citrix with the SEC on April 16, 2020.

Forward-Looking Statements This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this presentation which are not strictly historical statements, including but not limited to those statements accompanied by words such as “anticipate,” “intend,” “expect,” “estimate,” “strategy,” “future,” “may,” “will,” “should,” “plan,” “likely,” and similar references, constitute forward-looking statements. The forward-looking statements in this presentation do not constitute historical or current facts or guarantees of future performance. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with the impact of COVID-19 on our business, the broader economy, and our ability to forecast our future financial performance; risks associated with our ability to advance business transformation, including our subscription business model transition; our ability to expand our customer base; our ability to forecast our future financial performance during our business model transition; our ability to continue to grow the company’s Workspace business and continued demand for our Workspace; risks associated with our ability to expand our ESG infrastructure; risks associated with the expansion of our cloud-delivered services; the risks associated with maintaining the security of our products, services, and networks, including securing customer data, and the risks associated with our recent cyber security incident; risks associated with regulation of privacy and data security; the impact of the global economic and political environment on our business, volatility in global stock markets, foreign exchange rate volatility and uncertainty in IT spending, including as a result of COVID-19; changes in our pricing and licensing models, promotional programs and product mix, all of which may impact our revenue recognition; the introduction of new products by competitors or the entry of new competitors into the markets for our products and services; the concentration of customers in our networking business; the company’s ability to innovate and develop new products and services while growing its established virtualization and networking products and services; changes in our revenue mix towards products and services with lower gross margins; seasonal fluctuations in the company’s business; failure to execute our sales and marketing plans; failure to successfully partner with key distributors, resellers, system integrators, service providers and strategic partners; bankruptcies, insolvencies or other economic conditions that limit our customers’ ability to pay for our services; transitions in key personnel and succession risk; our ability to maintain and expand our business in large enterprise accounts and reliance on large service provider customers; the size, timing and recognition of revenue from significant orders; the success of investments in our product groups, foreign operations and vertical and geographic markets; risks related to paying of cash dividends or repurchase of our stock; our ability to make suitable acquisitions on favorable terms in the future; risks associated with our acquisitions and divestitures, including failure to further develop and successfully market the technology and products of acquired companies, failure to achieve or maintain anticipated revenues and operating performance contributions from acquisitions, which could dilute earnings; the recruitment and retention of qualified employees; risks in effectively controlling operating expenses, and our ability to improve our operating margin; ability to effectively manage our capital structure and the impact of related changes on our operating results and financial condition; the effect of new accounting pronouncements on revenue and expense recognition; failure to comply with federal, state and international regulations; our ability to protect our innovations and intellectual property, including in higher-risk markets; litigation and disputes, including challenges to our intellectual property rights or allegations of infringement of the intellectual property rights of others; the ability to maintain and protect our collection of brands; charges in the event of a write-off or impairment of acquired assets, underperforming businesses, investments or licenses; international market readiness, execution and other risks associated with the markets for our products and services; risks related to servicing our debt; risks of political uncertainty, social turmoil and pandemics, including COVID-19 ; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this presentation or with respect to the announcements described herein. This supplemental information should be read in connection with the company’s definitive proxy statement on Schedule 14A filed with the SEC on April 16, 2020, which should be read in its entirety.

Dear Fellow Shareholder,

I hope that this letter finds you, your family and colleagues safe in these difficult and uncertain times.

I am the Chairman of the Compensation Committee of Citrix, and I write on behalf of the entire Board of Directors. In short, while we are asking for your support in favor of all ballot items at the upcoming Annual Meeting, there is one item that is critical to the continued success of our strategic plan and that is Proposal 2. Proposal 2 is the Approval of the Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan, or the Amended Plan, and it is of particular importance to us as our team continues to execute its multi-year business and financial model transformation to a cloud-first provider of mission critical solutions. You can find details related to the Plan Proposal on pages 82-94 of Citrix’s 2020 Proxy Statement.

I would welcome the opportunity to discuss our equity compensation philosophy, answer your questions and explain in detail why support of Proposal 2 is so important to our continued success. If, however, a meeting is not possible due to demands on your time, I have written this letter to ensure that you understand our Board’s approach to the Amended Plan.

We at Citrix have always invited and respected the “voice” of our investors. Indeed, this Fall I, along with members of Citrix’s management team, met with a number of our investors to discuss equity compensation and to better understand how our shareholders analyze the Company’s use of equity. We received a considerable amount of feedback, which was factored into our request to increase the shares available under the Amended Plan by 7.9 million shares. This number reflects our sensitivity to the impact of the Amended Plan on our shareholders as well as the critical role equity plays in the long-term success of the business.

So why should you support Proposal 2? In making your decision, please consider the following:

•

People matter most. Our ability to attract and retain key talent directly impacts the Company’s ability to execute the business and financial model transformation and continue to drive long-term shareholder value. The use of equity compensation has been and continues to be a vital component of the Company’s success.

•

Broad and deep culture of ownership aligns employees and shareholder interests. Over the past five years, Citrix has increased the percentage of employees who receive equity grants by 3.5x, creating an inclusive culture of ownership. We believe this has driven engagement and productivity as evidenced in lower employee turnover rates, improvement in employee net promoter score and Citrix being named as a Great Place to Work for three consecutive years. In 2019, 85% of all equity compensation was granted to employees below the executive level.

•

Commonly used calculations of burn rate and dilution do not account for our shareholder-friendly capital return programs. Even through the transformation of our business, we continue to generate considerable free cash flow. Our capital allocation strategy has been to return a substantial portion of that to shareholders through dividends and share repurchases, the latter of which has severely impacted commonly used calculations of burn rate and dilution since repurchases reduce the number of shares outstanding used in such calculations. We have repurchased 185 million shares since July 2000. Without these repurchases, dilution would have been 3.5% instead of 8.3% and gross burn rate would have been 1.1% instead of 2.5%.

•

Opportunity cost of higher cash compensation would limit rate of sustainable future growth. Without equity compensation to grant, the Company will need to deliver compensation in alternative ways, including cash-based compensation. This expense would otherwise be allocated toward other investments to drive long-term sustainable growth.

•

Responsible approach to equity compensation practices over time. We are committed to implementing many best practice plan features, and the Compensation Committee carefully monitors Citrix’s burn and dilution rates to help maximize shareholder value.

I am happy to report that following a year of strong business performance in 2019, Citrix is off to a strong start in Q1 2020. Our solutions enable business continuity and the ability for employees to securely work from home as we collectively support the fight against the COVID-19 pandemic. Many of our customers are in frontline industries – like hospitals, labs, and the food supply chain. We are proud to be part of the solution that enables the great work so many of our customers are doing in this time of global crisis.

Your support is important to us and should you want to discuss this letter via teleconference, I would invite that opportunity. Thank you for your consideration of this request.

Sincerely,

/s/ Peter J. Sacripanti
Peter J. Sacripanti
Chairman of the Compensation Committee of the Board of Directors

This supplemental information is being provided to shareholders in addition to Citrix Systems, Inc.’s proxy statement dated April 16, 2020. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

| page 2

This letter is intended to serve as a Report Feedback Statement regarding Glass Lewis’s Proxy Paper on Citrix Systems, Inc. published on May 12, 2020. In its analysis, Glass Lewis recommended FOR all proposals at our upcoming annual meeting on June 3. Additionally, the Board of Directors wanted to provide additional context on our equity plan proposal in the form of a letter from Peter Sacripanti, Chairman of the Compensation Committee of Citrix.

May 14, 2020

Dear Fellow Shareholder,

I hope that this letter finds you, your family and colleagues safe in these difficult and uncertain times.

I am the Chairman of the Compensation Committee of Citrix, and I write on behalf of the entire Board of Directors. In short, while we are asking for your support in favor of all ballot items at the upcoming Annual Meeting, there is one item that is critical to the continued success of our strategic plan and that is Proposal 2. Proposal 2 is the Approval of the Citrix Systems, Inc. Second Amended and Restated 2014 Equity Incentive Plan, or the Amended Plan, and it is of particular importance to us as our team continues to execute its multi-year business and financial model transformation to a cloud-first provider of mission critical solutions. You can find details related to the Plan Proposal on pages 82-94 of Citrix’s 2020 Proxy Statement.

We at Citrix have always invited and respected the “voice” of our investors. Indeed, this Fall I, along with members of Citrix’s management team, met with a number of our investors to discuss equity compensation and to better understand how our shareholders analyze the Company’s use of equity. We received a considerable amount of feedback, which was factored into our request to increase the shares available under the Amended Plan by 7.9 million shares. This number reflects our sensitivity to the impact of the Amended Plan on our shareholders as well as the critical role equity plays in the long-term success of the business.

So why should you support Proposal 2? In making your decision, please consider the following:

•

People matter most. Our ability to attract and retain key talent directly impacts the Company’s ability to execute the business and financial model transformation and continue to drive long-term shareholder value. The use of equity compensation has been and continues to be a vital component of the Company’s success.

•

Broad and deep culture of ownership aligns employees and shareholder interests. Over the past five years, Citrix has increased the percentage of employees who receive equity grants by 3.5x, creating an inclusive culture of ownership. We believe this has driven engagement and productivity as evidenced in lower employee turnover rates, improvement in employee net promoter score and Citrix being named as a Great Place to Work for three consecutive years. In 2019, 85% of all equity compensation was granted to employees below the executive level.

•

Commonly used calculations of burn rate and dilution do not account for our shareholder-friendly capital return programs. Even through the transformation of our business, we continue to generate considerable free cash flow. Our capital allocation strategy has been to return a substantial portion of that to shareholders through dividends and share repurchases, the latter of which has severely impacted commonly used calculations of burn rate and dilution since repurchases reduce the number of shares outstanding used in such calculations. We have repurchased 185 million shares since July 2000. Without these repurchases, dilution would have been 3.5% instead of 8.3% and gross burn rate would have been 1.1% instead of 2.5%.

•

Opportunity cost of higher cash compensation would limit rate of sustainable future growth. Without equity compensation to grant, the Company will need to deliver compensation in alternative ways, including cash-based compensation. This expense would otherwise be allocated toward other investments to drive long-term sustainable growth.

•

Responsible approach to equity compensation practices over time. We are committed to implementing many best practice plan features, and the Compensation Committee carefully monitors Citrix’s burn and dilution rates to help maximize shareholder value.

I am happy to report that following a year of strong business performance in 2019, Citrix is off to a strong start in Q1 2020. Our solutions enable business continuity and the ability for employees to securely work from home as we collectively support the fight against the COVID-19 pandemic. Many of our customers are in frontline industries – like hospitals, labs, and the food supply chain. We are proud to be part of the solution that enables the great work so many of our customers are doing in this time of global crisis.

Thank you for your consideration of this request.

Sincerely,

/s/ Peter J. Sacripanti

Peter J. Sacripanti

Chairman of the Compensation Committee of the Board of Directors